Exhibit 99.1

Amazon’s Chief Financial Officer to Retire in Summer of 2015

Seattle, WA—September 3, 2014—Amazon.com, Inc. (NASDAQ: AMZN) today announced that Thomas J. Szkutak, Senior Vice President and Chief Financial Officer, will retire from the company in June 2015. Mr. Szkutak has been Amazon’s CFO since joining the company in October 2002 and oversees the controller, treasury, investor relations, tax, internal audit and facilities functions as well as financial management of the company’s business units. Brian T. Olsavsky, Vice President of Finance for the company’s global consumer business, will succeed Mr. Szkutak as CFO, reporting to Jeffrey P. Bezos, founder and CEO of Amazon. Messrs. Szkutak and Olsavsky will work together to conduct a seamless transition of CFO responsibilities over the next 10 months.

“Tom’s impact over the past 12 years is evident in every part of our business. Under Tom’s stewardship, customers have benefitted from category expansion and geographical expansion, along with amazing new businesses like AWS and Kindle,” said Jeff Bezos. “The day Tom joined the company was a very lucky one for Amazon’s shareowners and customers and for all of us who’ve had the pleasure and fun of getting to work with him. We wish Tom and his family all the best in their next round of adventures.”

“It’s been a privilege for me to work with so many talented people who are continually inventing on behalf of customers, and now I look forward to spending more time with my family and other outside interests,” said Tom Szkutak. “I’ve worked very closely with Brian Olsavsky over the past 12 years and have seen firsthand how talented he is, and I have confidence that he will be a great CFO for Amazon.com.”

Mr. Olsavsky joined Amazon in April 2002 as Vice President of Finance. He has held numerous financial leadership roles across Amazon with global responsibility. Prior to joining Amazon, he was employed by Fisher Scientific International for 7 years in a variety of financial and business management roles. Mr. Olsavsky graduated from Pennsylvania State University with a B.S. degree in Mechanical Engineering in 1985 and received an M.S. degree in Industrial Administration from Carnegie Mellon University in 1989.

About Amazon.com
Amazon opened on the World Wide Web in July 1995. The company is guided by three principles: customer obsession rather than competitor focus, passion for invention, and long-term thinking. Customer reviews, 1-Click shopping, personalized recommendations, Prime, Fulfillment by Amazon, AWS, Kindle Direct Publishing, Kindle, Fire phone, Fire tablets, and Fire TV are some of the products and services pioneered by Amazon.

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